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                           EXHIBIT 4

               FIRST AMENDMENT TO RIGHTS AGREEMENT
               -----------------------------------

      This First Amendment, dated as of July 1, 1997, (the "Amendment") is by and among Ralcorp Holdings, Inc. (the "Company"), a corporation organized under the laws of the State of Missouri, Boatmen's Trust Company, a corporation organized under the laws of the State of Missouri ("Boatmen's Trust"), and First Chicago Trust Company of New York, a corporation organized under the laws of the State of New York ("First Chicago") and amends the Rights Agreement dated as of December 27, 1996, (the "Rights Agreement") between the Company and Boatmen's Trust.

      WHEREAS, the Company and Boatmen's Trust are currently parties to the Rights Agreement, pursuant to which Boatmen's Trust serves as Rights Agent;

      WHEREAS, the Company intends to appoint First Chicago to succeed Boatmen's Trust as Rights Agent, and Boatmen's Trust intends to resign as Rights Agent; and

      WHEREAS, First Chicago wishes to accept the appointment as successor Rights Agent and the parties hereto wish to make certain changes to the Rights Agreement to facilitate this succession.

      NOW, THEREFORE, the Company, Boatmen's Trust and First Chicago agree as follows:

      1.    REMOVAL OF BOATMEN'S TRUST AS RIGHTS AGENT.  Pursuant to
            ------------------------------------------
Section 21 of the Rights Agreement, the Company does hereby remove and Boatmen's Trust hereby acknowledges that it has been notified of its removal as Rights Agent under the Rights Agreement, such removal to be effective as of 12:01 a.m., eastern daylight time, August 1, 1997.

      2.    APPOINTMENT OF FIRST CHICAGO AS SUCCESSOR RIGHTS AGENT.
            ------------------------------------------------------
The Company hereby appoints First Chicago as successor Rights Agent under the Rights Agreement, effective as of 12:01 a.m., eastern daylight time, August 1, 1997, and First Chicago hereby accepts such appointment, subject to all the terms and conditions of the Rights Agreement as amended hereby.

      3.    AMENDMENTS TO RIGHTS AGREEMENT.  The parties hereto agree
            ------------------------------
that the Rights Agreement shall be amended as provided below, effective as of the date of this Agreement except as may otherwise be provided below:

            (a) From and after the time that the appointment of First Chicago as successor Rights Agent is effective all references in the Rights Agreement (including all exhibits thereto) to Boatmen's Trust as Rights Agent shall be deemed to refer to First Chicago as successor Rights Agent. From and after the effective date of this Amendment, all references in the Rights Agreement to the Rights Agreement shall be deemed to refer to the Rights Agreement as amended by this Amendment.


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            (b)   Section 3(c) of the Rights Agreement shall be
amended as of the effective time of the appointment of First
Chicago as successor Rights Agent by adding a sentence, substantially in the form of the following sentence, immediately after the last sentence of the legend set forth therein:

            Effective as of 12:01 a.m., eastern daylight time, August 1, 1997, First Chicago Trust
            Company of New York succeeded Boatmen's Trust as Rights Agent.

      The following legend, or a legend substantially similar thereto, may, in the alternative be affixed.

            This certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Rights Agreement between Ralcorp
            Holdings, Inc. (the "Company") and First
            Chicago Trust Company of New York (the "Rights
            Agreement"), as it may from time to time be supplemented or amended, the terms of which are incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights may expire or may be redeemed, exchanged or be evidenced by separate certificates and no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the Rights Agreement without charge promptly after receipt of a written request therefor. Under certain circumstances, Rights issued to or held by Acquiring Persons or their Affiliates or Associates (as defined in the Rights Agreement) and any subsequent holder of such Rights may become null and void.

      (c) Section 26 of the Rights Agreement shall be amended as of the effective time of the appointment of First Chicago as successor Rights Agent by deleting the name and address of Boatmen's Trust and substituting the following therefor:

                  First Chicago Trust Company of New York
                  1 North State Street
                  Chicago, Illinois  60670
                  Attention:  John H. Ruocco

      (d) The name of the Company shall be changed from New Ralcorp Holdings, Inc. to Ralcorp Holdings, Inc., wherever it appears.


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      4.    MISCELLANEOUS
            -------------

            (a) Except as otherwise expressly provided, or unless the context otherwise requires, all terms herein have the meanings assigned to them in the Rights Agreement.

            (b) Each party hereto waives any requirement under the Rights Agreement that any additional notice be provided to it pertaining to the matters covered by this Amendment.

            (c) This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which counterparts shall together constitute but one and the same document.

      IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and their respective corporate seals, if any, to be hereunto affixed and attested, all as of the day and year first written above.

ATTEST:                                  RALCORP HOLDINGS, INC.


By:-------------------------             By:--------------------------
      J. E. Neiger                             R. W. Lockwood
      Assistant Secretary                      Vice President, General Counsel
                                               and Secretary

ATTEST:                                  FIRST CHICAGO TRUST COMPANY
                                         OF NEW YORK


By:-------------------------             By:--------------------------




ATTEST:                                  BOATMEN'S TRUST COMPANY


By:-------------------------             By:--------------------------